Exhibit 99.5
MEDTRONIC PLC
Offer to Exchange up to 225,361,295 Shares of Common Stock of
MINIMED GROUP, INC.
For Outstanding Ordinary Shares of
MEDTRONIC PLC
Pursuant to the Prospectus dated September 14, 2026

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON OCTOBER 9, 2026, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED. SUCH DATE OR, IF THE EXCHANGE OFFER IS EXTENDED, THE DATE UNTIL WHICH THE EXCHANGE OFFER IS EXTENDED, IS REFERRED TO IN THIS DOCUMENT AS THE “EXPIRATION DATE.” MEDTRONIC ORDINARY SHARES VALIDLY TENDERED IN RESPONSE TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER.

To Our Clients:
Enclosed for your consideration are the prospectus dated September 14, 2026 (the “Prospectus”) and the related Letter of Transmittal (the “Letter of Transmittal”), including instructions therefor (the “Instruction Booklet”), for tendering ordinary shares, par value $0.0001 per share (“Medtronic Ordinary Shares”), of Medtronic plc, an Irish public limited company (“Medtronic”), which collectively constitute the offer (the “Exchange Offer”) by Medtronic to exchange up to an aggregate of 225,361,295 newly issued shares of common stock, par value $0.01 per share (“MiniMed Common Stock”), of MiniMed Group, Inc., a Delaware corporation (“MiniMed”) for outstanding Medtronic Ordinary Shares.
We are the holder of record (directly or indirectly) of Medtronic Ordinary Shares held for your account. As such, a tender of such shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Medtronic Ordinary Shares held by us for your account.
Please instruct us as to whether you wish us to tender any or all of the Medtronic Ordinary Shares held by us for your account, upon the terms and subject to the conditions set forth in the Prospectus.
Your attention is directed to the following:
1.Medtronic is offering to exchange up to an aggregate of 225,361,295 newly issued shares of MiniMed Common Stock for outstanding Medtronic Ordinary Shares that are validly tendered and not validly withdrawn prior to the expiration of the Exchange Offer. If the Exchange Offer is oversubscribed, tendered Medtronic Ordinary Shares will be accepted on a pro rata basis, in proportion to the total number of shares tendered, except as described in the Prospectus. For each Medtronic Ordinary Share accepted in the Exchange Offer, you will receive a number of shares of MiniMed Common Stock based upon the Average MDT Price and 93% of the Average MMED Price (each as defined below), subject to an upper limit of 4.5939 shares of MiniMed Common Stock per Medtronic Ordinary Share. See “The Exchange Offer — Terms of the Exchange Offer” in the Prospectus. If the Average MDT Price and the Average MMED Price were calculated with regard to September 9, September 10 and September 11, 2026, for each $100 of Medtronic Ordinary Shares accepted in the Exchange Offer you would receive approximately $107.53 of MiniMed Common Stock. IF THE UPPER LIMIT IS IN EFFECT, YOU MAY RECEIVE LESS THAN $107.53 OF MINIMED COMMON STOCK FOR EACH $100 OF MEDTRONIC ORDINARY SHARES THAT YOU TENDER, AND YOU COULD RECEIVE MUCH LESS.
The “Average MDT Price” and the “Average MMED Price” will be determined by reference to the simple arithmetic average of the daily volume-weighted average prices (“VWAPs”) of Medtronic Ordinary Shares and MiniMed Common Stock, respectively, on the New York Stock Exchange (the “NYSE”) and the Nasdaq Global Select Market (“Nasdaq”), respectively, during the three consecutive trading days ending on and including the second trading day immediately preceding the expiration date of the Exchange Offer (which, if the Exchange Offer is not extended or terminated, would be October 5, October 6 and October 7,

2026). The daily VWAPs for Medtronic Ordinary Shares or MiniMed Common Stock, as the case may be, will be the VWAP per share of that stock on the NYSE and Nasdaq, respectively, during the period beginning at 9:30 a.m., New York City time (or such other time as is the official open of trading on the NYSE or Nasdaq, as applicable), and ending at 4:00 p.m., New York City time (or such other time as is the official close of trading on the NYSE or Nasdaq, as applicable), except that such data will only take into account adjustments made to reported trades included by 4:10 p.m., New York City time. The daily VWAP will be as reported by Bloomberg L.P. as displayed under the heading Bloomberg VWAP on the Bloomberg pages “MDT UN” with respect to Medtronic Ordinary Shares and “MMED UW” with respect to MiniMed Common Stock (or any other recognized quotation source selected by Medtronic in its sole discretion if such pages are not available or are manifestly erroneous).
2.Upon the terms and subject to the conditions set forth in the Prospectus, the Letter of Transmittal and the Instruction Booklet, tendering shareholders whose Medtronic Ordinary Shares are accepted by Medtronic pursuant to the Exchange Offer will receive MiniMed Common Stock (or cash in lieu of fractional shares).
3.Medtronic’s obligation to exchange shares of MiniMed Common Stock for Medtronic Ordinary Shares is subject to certain conditions, as described in the Prospectus, which you should read carefully and in its entirety. In addition, Medtronic can withdraw the Exchange Offer at any time before it accepts tendered shares.
4.Medtronic Ordinary Shares validly tendered in response to the Exchange Offer may be withdrawn at any time prior to the expiration of the Exchange Offer and, unless Medtronic has previously accepted them pursuant to the Exchange Offer, may also be withdrawn at any time after the expiration of 40 business days from the commencement of the Exchange Offer. Once Medtronic accepts Medtronic Ordinary Shares pursuant to the Exchange Offer, your tender is irrevocable.
5.Tendering shareholders who fail to complete and sign the IRS Form W-9 provided in the Letter of Transmittal or complete and sign an appropriate IRS Form W-8, as applicable, may be subject to required U.S. federal backup withholding applicable to the gross cash proceeds payable to such shareholder or other payee pursuant to the Exchange Offer. Neither Medtronic nor MiniMed will indemnify any individual shareholder for any taxes that may be incurred in connection with the Exchange Offer.
6.Participants in the 2024 Medtronic plc Employee Share Purchase Plan (the “Medtronic ESPP”) should follow the special instructions that are being sent to them by or on behalf of the applicable plan administrator. Medtronic ESPP participants may not use the Letter of Transmittal to direct the tender of Medtronic Ordinary Shares held in the Medtronic ESPP, but must use the separate instructions and procedures provided to them by or on behalf of the applicable plan administrator. Such Medtronic ESPP participants must direct the applicable plan administrator to tender all, some or none of the Medtronic Ordinary Shares purchased during offering periods under the Medtronic ESPP that have satisfied the required one-year holding period, subject to the limitations set forth in any special instructions provided to them. To allow sufficient time for the tender of shares by the plan administrator, tendering Medtronic ESPP participants must provide the plan administrator with the requisite instructions by the deadline specified in the special instructions provided to them, unless the Exchange Offer is extended. If the Exchange Offer is extended, and if administratively feasible, the deadline for receipt of the Medtronic ESPP participants’ direction may also be extended.
The Exchange Offer is made solely by means of the Prospectus and the enclosed Letter of Transmittal and Instruction Booklet and is not being made in any jurisdiction in which the offer, sale or exchange is prohibited. Further, the Exchange Offer materials are being distributed in the European Economic Area (“EEA”) solely to such persons who are “qualified investors” within the meaning of Article 2(e) of the Prospectus Regulation (“Qualified Investors”).
If you wish to have us tender any or all of the Medtronic Ordinary Shares we are holding for your account, please complete, sign, detach and return to us the instruction form on the reverse side of this letter. If you authorize the tender of your Medtronic Ordinary Shares, all such shares will be tendered unless otherwise specified on the instruction form. Your instruction form should be forwarded to us in ample time to permit us to submit a tender on your behalf by the expiration date of the Exchange Offer.

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON OCTOBER 9, 2026, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED.

Instructions with Respect to
MEDTRONIC PLC
Offer to Exchange up to 225,361,295 Shares of Common Stock of
MINIMED GROUP, INC.
For Outstanding Ordinary Shares of
MEDTRONIC PLC
The undersigned acknowledge(s) receipt of your letter and the enclosed prospectus dated September 14, 2026 (the “Prospectus”) and the related Letter of Transmittal and Instruction Booklet in connection with the offer by Medtronic plc (“Medtronic”) to exchange up to an aggregate of 225,361,295 newly issued shares of common stock of MiniMed Group, Inc. (“MiniMed”), par value $0.01 per share (“MiniMed Common Stock”) for outstanding ordinary shares of Medtronic, par value $0.0001 per share (“Medtronic Ordinary Shares”).
This instructs you to tender the number of Medtronic Ordinary Shares indicated below (or if no number is indicated below, all Medtronic Ordinary Shares held by you for the account of the undersigned), upon the terms and subject to the conditions set forth in the Prospectus and in the related Letter of Transmittal and Instruction Booklet that has been furnished to the undersigned.

Account Number:
Number of Medtronic Ordinary Shares to be tendered*:
*Unless otherwise indicated, it will be assumed that all Medtronic Ordinary Shares we hold for your account are to be tendered.
ODD-LOTS
☐ By checking this box, I represent that I own beneficially fewer than 100 Medtronic Ordinary Shares and am tendering all my Medtronic Ordinary Shares. Dated: ______________, 2026

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PLEASE RETURN THIS FORM TO THE BROKERAGE FIRM MAINTAINING YOUR ACCOUNT, NOT TO THE EXCHANGE AGENT, THE INFORMATION AGENT, ANY OF THE DEALER MANAGERS, MINIMED OR MEDTRONIC. DELIVERY TO THE EXCHANGE AGENT, THE INFORMATION AGENT, ANY OF THE DEALER MANAGERS, MINIMED OR MEDTRONIC WILL NOT CONSTITUTE A VALID DELIVERY.